Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2017 (October 6, 2017 as to the convenience translation described in Note 2 (g)), relating to the consolidated financial statements and financial statement schedule of Four Seasons Education (Cayman) Inc., its subsidiaries, variable interest entities and subsidiaries of variable interest entities (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts for the convenience of the readers in the United States of America), appearing in its Registration Statement on Form F-1 (No. 333-220951) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 17, 2018